EXHIBIT 99.1

News Release

Media Contact:

Randy Burchfield

Senior Vice President

662-620-4920

BancorpSouth Announces Resignation of George F. Middlebrook, III

from the Board of Directors

TUPELO, Miss., Oct. 30, 2012 /PRNewswire/ — BancorpSouth, Inc., (NYSE: BXS) announced today the resignation of George F. Middlebrook, III, from the Boards of Directors of BancorpSouth, Inc. and BancorpSouth Bank, effective at the close of business on October 29, 2012. Middlebrook, of Nacogdoches, Texas, manages oil, gas and timberland interests of family partnerships and has also been engaged in residential and commercial real estate development. He has agreed to serve on BancorpSouth Bank’s Nacogdoches, Texas community bank board.

Middlebrook served on the Board of Directors of Fredonia State Bank from 1985 until it was acquired by First United Bancshares in 1997, and then served on the Board of Directors of First United Bancshares until it was acquired by BancorpSouth in 2000. He was chair of BancorpSouth Bank’s Asset Management and Trust Committee and its CRA/Fair Lending Committee.

Aubrey Patterson, BancorpSouth Chairman and CEO said, “We greatly appreciate George Middlebrook’s leadership, expertise and wise counsel as a director of BancorpSouth Bank for the past 12 years, and we are pleased that he has agreed to serve on our Nacogdoches community bank board. We wish him well in his future endeavors.”

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.2 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 293 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

BancorpSouth, Inc. is a financial holding company.